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                                                                Exhibit 10.50(a)

                          [BOSTON CHICKEN LETTERHEAD]

August 28, 1997

Mark Stephens
5620 S. Bellaire Ct.
Greenwood Village, CO 80121

Dear Mark:

This letter is intended to confirm your compensation as Vice-Chairman of Boston Chicken, Inc. Your base salary is $400,000, paid bi-weekly. Your annual bonus opportunity targets a range with a floor of 50% of base pay and a ceiling of 200% of base pay ($200,000 - $800,000), based on achievement of specific objectives. The compensation committee of the board also has the ability to provide incremental bonus payments based on superior performance. Five Hundred Thousand dollars ($500,000) of your 1997 bonuses has been paid.

The Board of Directors approved a new stock option plan that will afford you the choice of exchanging any previously issued options that are priced above the current stock price for new options at market price. Additionally, the Board will be granting you a new stock option grant of 450,000 shares vesting ratably over 3 years. Also a restricted stock grant of 200,000 shares vesting ratably over 3 years will be approved by the Board.

On an on-going basis, the Company intends annually to award a combination stock option grant and restricted stock grant equal to 3 times base salary.

Thank you,

/s/ Scott A. Beck

Scott A. Beck
Chairman
Boston Chicken, Inc.